COMPANIES ACT OF BARBADOS
                       (Sections 33 and 203)

                       ARTICLES OF AMENDMENT



   _____________________________________________________________
   1.   Name of Company                      	2.  Company No.

   MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED       1485



   ______________________________________________________________

   3. The articles of the above named company are amended as follows:


        Pursuant to Section 197(1)(m) of the Companies Act Cap.
        308 the existing Section 3(1)(1)(c) of the Company's
        Restated Articles of Incorporation be deleted and replaced as set out in the annexed Schedule A.




   ______________________________________________________________

             Date                Signature           Title

        April 12, 1996        Peter R.P. Evelyn      Director





                     COMPANIES ACT OF BARBADOS

                 SCHEDULE TO ARTICLES OF AMENDMENT


   ______________________________________________________________

   Name of Company                                   Company No.

   MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED      1485



   ______________________________________________________________


                             SCHEDULE A

   Section 3(1)(1)(c) - Allocations to Subsidiary Capital
   Accounts

        (c) With respect to losses incurred, and any amount of losses recovered through salvage, subrogation, reimbursement or otherwise, one hundred percent (100%) shall be allocated to the related Subsidiary Capital Account. For the purposes of this Section 3(1)(1)(c), losses incurred includes both paid and unpaid (reported and unreported) losses.


   ______________________________________________________________

             Date                Signature           Title

        April 12, 1996        Peter R.P. Evelyn      Director





                     COMPANIES ACT OF BARBADOS
                       (Sections 33 and 203)

                       ARTICLES OF AMENDMENT


   ______________________________________________________________

   1.   Name of Company                           2.  Company No.

       MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED       1485



   ______________________________________________________________

   3. The articles of the above named company are amended as follows:


        Pursuant to Section 197(1)(m) of the Companies Act Cap.
        308 the existing Section 3(1)(2) of the Company's
        Restated Articles of Incorporation be deleted and replaced as set out in the annexed Schedule A.



   ______________________________________________________________

             Date                Signature           Title

        June 27, 1996         Peter R.P. Evelyn      Director





                     COMPANIES ACT OF BARBADOS

                 SCHEDULE TO ARTICLES OF AMENDMENT


   ______________________________________________________________

   Name of Company                                   Company No.

   MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED      1485



   ______________________________________________________________


                             SCHEDULE A

   Section 3(1)(2) - Allocations to Subsidiary Capital Accounts

        (2) Any expenses or liabilities attributable to ordinary day-to-day Company operations, excluding any United States Federal income taxes, shall be allocated among all Subsidiary Capital Accounts for the Shares pro rata in accordance with the number of series issued and outstanding at the end of the fiscal quarter immediately preceding the fiscal quarter in which the expense or liability is incurred, provided, that for purposes of such allocation, series of shares issued during the current calendar year and series with respect to which unearned premium is zero as of the date of such allocation, shall be excluded.


   ______________________________________________________________

             Date                Signature           Title

        June 27, 1996         Peter R.P. Evelyn      Director






                     COMPANIES ACT OF BARBADOS
                             APPENDIX A
                           (Section 205)
                 RESTATED ARTICLES OF INCORPORATION
                              FORM 13


   1.   Name of Company

        Motors Mechanical Reinsurance Company, Limited

   2.   Company No.

        1485

   3.   THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE
        COMPANY IS AUTHORIZED TO ISSUE

        The annexed Schedule is incorporated in this form.

   4.   RESTRICTION IF ANY ON SHARE TRANSFERS

        The annexed Schedule is incorporated in this form.

   5.   NUMBER (OR MINIMUM AND MAXIMUM NUMBER) OF DIRECTORS

        There shall be a minimum of 5 and a maximum of 6 directors.

   6.   RESTRICTIONS IF ANY ON BUSINESS THE COMPANY MAY CARRY ON

        The principal object and activity of the Company is to engage in Exempt Insurance business within the meaning of the Exempt Insurance Act, 1983 of Barbados and the business of the Company shall be restricted accordingly.

   7.   OTHER PROVISIONS IF ANY

        The annexed Schedule is incorporated in this form.

   8.   Date                  Signatures             Title

        [April 15, 1996]      Peter Evelyn          Director


   FOR MINISTRY USE ONLY     COMPANY NO.                FILED



               COMPANIES ACT OF BARBADOS SCHEDULE TO
                     ARTICLES OF INCORPORATION

   3. The classes and any maximum number of shares that the Company is authorized to issue:

        The Company is authorized to issue:

        (a) 2,000 shares of one class without nominal or par value to be designated Common shares; and

        (b) 100,000 shares of one class without nominal or par value to be designated Participating shares which shall be divided into 1,000 series and issued in series of 100 shares.

        The rights, preferences and limitations of the said classes of shares are as follows:

        DEFINITIONS

        In these Articles and any amendment thereto and in the Company's By-Laws the following terms shall mean:

        Board -- The Company's Board of Directors.

        Company -- Motors Mechanical Reinsurance Company,
        Limited.

        Franchise -- A right conferred by a motor vehicle manufacturer pursuant to a written agreement which permits the grantee to sell the manufacturer's new motor vehicles.

        MIC -- Motors Insurance Corporation, a New York corporation with its administrative offices in Detroit, Michigan.

        MIC Agency Account -- The separate business record maintained by MIC or any of its subsidiaries to track volume, experience, and commissions with respect to insurance business related to any one or more particular Franchises.

        Restricted Earned Surplus -- At any point in time, that portion of the earned surplus, if any, in the Subsidiary Capital Account for the Common shares equal to one and one-third percent (1-1/3%) of the premiums paid to the Company during the immediately preceding five-year period, net of deficits allocated to such account pursuant to paragraph 3(1)(7)(a)(i) hereof during such five-year period to the extent not restored to such account pursuant to paragraph 3(1)(7)(c) hereof and net of return premiums allocated to such account during such period pursuant to paragraph 3(1)(1)(d) hereof.

        Shares -- Shares of the Participating Stock of the
        Company.

        Stock Purchase Agreement -- The agreement entered into between the Company and the purchaser of Shares, in the form approved by the Board.

        Subsidiary Capital Account -- The subsidiary bookkeeping record established by the Company for a particular series or class of shares and maintained for the purpose of accounting for items of income and expense, gains and losses, capital contributions, and shareholder distributions which are allocated to the particular series or class of shares.

   (1)  ALLOCATIONS TO SUBSIDIARY CAPITAL ACCOUNTS

        The Company will establish a Subsidiary Capital Account with respect to the Common shares as a class, and to each series of Shares of the Company at the time a series is issued.

        The consideration received by the Company upon the issuance of a particular series of Shares and the Common shares as a class will be allocated to the Subsidiary Capital Account for that series or class. Items of income and expense, and losses, attributable to insurance underwriting activities shall be determined as of the end of each calendar quarter and shall be allocated to the Subsidiary Capital Accounts as of the end of the fiscal quarter of the Company in which the respective calendar quarter ends. Investment experience, and other items of income and expense, gains and losses and distributions with respect to shares of the Company will be determined and allocated to the Subsidiary Capital Accounts as of the end of each fiscal quarter of the Company. All such accounting determinations shall be made using United States generally accepted accounting principles, unless otherwise required by these Articles. For purposes of such allocations, items shall be "related" to a Subsidiary Capital Account which is identified with the same MIC Agency Account to which such items can be attributed.

   (1) Items of income and expense, and losses, attributable to insurance underwriting activities shall be allocated to the Subsidiary Capital Accounts in accordance with the following paragraphs:

        (a) With respect to premiums ceded to the Company, one hundred percent (100%) shall be allocated to the related Subsidiary Capital Account; provided, however, that an amount equal to one and one-third percent (1-1/3%) of such premiums shall be subtracted from such Subsidiary Capital Account and allocated to the Subsidiary Capital Account of the Common shares.

        (b) With respect to any agents' or brokers' commissions, any commissions recaptured, unearned premiums, reinsurance premiums ceded by the Company, and any United States excise tax, one hundred percent (100%) shall be allocated to the related Subsidiary Capital Account.

        (c) With respect to losses incurred, and any amount of losses recovered through salvage, subrogation, reimbursement or otherwise, one hundred percent (100%) shall be allocated to the related Subsidiary Capital Account. For this purpose, losses incurred includes both paid and unpaid (reported and unreported) losses.

        (d) With respect to return premiums, ninety-eight and two-thirds percent (98-2/3%) shall be allocated to the related Subsidiary Capital Account and one and one-third percent (1-1/3%) shall be allocated to the Subsidiary Capital Account for the Common shares.

   (2) Any expenses or liabilities attributable to ordinary day-to-day Company operations, excluding any United States Federal income taxes, shall be allocated among all Subsidiary Capital Accounts for the Shares pro rata in accordance with the relative earned premiums allocated to such accounts for the fiscal quarter in which the expense or liability is incurred.

   (3) Any United States Federal income tax liability (and any interest thereon or any penalties related thereto) incurred by the Company shall be allocated among the Subsidiary Capital Accounts based upon the relative contribution of each of those accounts to the taxable income of the Company upon which the tax (and any interest or penalties) is imposed.

   (4) Any expenses or liabilities attributable to the organization of the Company or to the offer, sale or issuance of Shares, including but not limited to the costs of compliance with regulations and requirements of the United States Securities and Exchange Commission and the various states and other jurisdictions of the United States as they pertain thereto, shall be allocated to the Subsidiary Capital Account for the Common shares.

   (5) Any expenses or liabilities of the Company not allocable in the manner described in paragraphs (2) through (4) above shall be allocated among the Subsidiary Capital Accounts on the basis of the relative balances of such accounts as of the end of the fiscal quarter preceding the date on which the expense or liability is incurred.

   (6) (a) Investment income, net of any direct investment expense, shall be allocated among the Subsidiary Capital Accounts pro rata based upon the relative Investment Asset Balance (as defined in subparagraph
             (b) below) of each such account as of the last day of the fiscal quarter preceding the quarter for which the investment income is being allocated. For these purposes, net investment income will include realized (but not unrealized) gains and losses.

        (b)  The Investment Asset Balance of each Subsidiary
             Capital Account shall be equal to the capital and
             surplus allocated to such account, increased by:

             (i) the unearned portions of the written premiums that have been collected by the Company and allocated to such account as of the last day of the fiscal quarter preceding the quarter for which the income is being allocated, net of any applicable commissions and taxes;

             (ii) the outstanding loss reserves attributable to
                  such account as of the last day of the fiscal quarter preceding the quarter for which the income is being allocated; and

             (iii) any other outstanding liability that has been
                   charged to such account as of the last day of the fiscal quarter preceding the quarter for which the income is being allocated.

   (7) (a) If, after the credits and charges described in paragraphs (1) through (6) above are made to the Subsidiary Capital Accounts there exists a deficit in one or more of such accounts, then each such deficit will be allocated to and charged against:

             (i) first, the Subsidiary Capital Account for the Common shares to the extent of Restricted
                  Earned Surplus;

             (ii) then, any remaining unallocated deficit to the
                  Subsidiary Capital Accounts for the Shares, pro rata, based upon the relative earned premiums allocated to each such account for the fiscal quarter for which the allocation is being made; provided, however, that only accounts which have positive balances will be taken into account for the purposes of this allocation;

             (iii) then, any remaining unallocated deficit to the
                   remaining Subsidiary Capital Accounts for the Shares with positive balances as of the last day of the fiscal quarter for which the allocation is being made, pro rata, based upon such balances; and

             (iv) finally, to the extent necessary, the
                  Subsidiary Capital Account for the Common shares.

        (b) If, as a result of an allocation of a deficit as described in subparagraph (ii) or (iii) of paragraph
             (a) above, a deficit is created in one or more of the Subsidiary Capital Accounts, then the resulting deficit(s) will be further allocated in the manner provided in that subparagraph.

        (c) Although this paragraph (7) shall be applied in a manner that does not result in a balance in any Subsidiary Capital Account for a series of Shares that is less than zero, if any such account had a deficit that was allocated to and charged against the Subsidiary Capital Account of the Common shares pursuant to Section 3(1)(7)(a)(i) hereof, or to the Subsidiary Capital Account for any series of Shares pursuant to Section 3(1)(7)(a)(ii) or (iii) hereof (after taking into account the provisions of Section 3(1)(7)(b)) after January 1, 1995, then at the end of any succeeding fiscal quarter for which that account otherwise would show an account balance greater than zero, such balance will be reallocated and credited:

             (i) first to the Subsidiary Capital Account of the Common shares until all reductions of such Subsidiary Capital Account for the Common shares under Section 3(1)(7)(a)(i) hereof with respect to said series of Shares have been restored, and

             (ii) then, with respect to any deficits charged
                  against the Subsidiary Capital Account for any series of Shares pursuant to Section 3(1)(7)(a)(ii) or (iii) for periods after January 1, 1995, to the Subsidiary Capital Accounts for the Shares, pro rata, based upon the relative amounts, through the end of the fiscal quarter for which the reallocation hereunder is being made, of deficits that were allocated to those accounts (whether under Section 3(1)(7)(a)(ii) or (iii)) from the Subsidiary Capital Account for the series of Shares for which the reallocation hereunder is being made and that have not previously been restored, until all reductions of such Subsidiary Capital Accounts after January 1, 1995 under Section 3(1)(7)(a) with respect to said series of Shares have been restored.

   (8) (a) Dividends, payments upon redemption or liquidation (described below), and any other distributions with respect to shares of the Company will be allocated to the Subsidiary Capital Account for the class or series with respect to which the dividend, payment or distribution was made.

        (b) Where all shares of a series of Shares are repurchased by the Company pursuant to Section 4 below, or redeemed in accordance with the Company's procedures for redemption set forth in Section 3(6) below, the Subsidiary Capital Account for such series shall be terminated as of the Repurchase Date or Redemption Date (as those terms are defined in Sections 4 and 3(6), respectively). Thereafter, all income, expenses, gains and losses that would have been allocated to the terminated account will be allocated among the Subsidiary Capital Accounts of the existing series of Shares pro rata based upon relative earned premiums attributable to such accounts for the calendar quarter in which the item was earned or incurred; provided, however, that a net deficit for any such period shall be allocated in accordance with the provisions of Section 3(1)(7).

   The allocations to the Subsidiary Capital Accounts described above shall be approved by the Board, and when finally so approved all calculations, allocations and determinations shall be final and conclusive and shall be binding on all holders of shares of the Company for all purposes, including without limitation any redemption of shares of the Company pursuant to the Company's procedures for redemption. The Board is authorized to interpret and apply the provisions of these Articles and to promulgate such additional rules and guidelines as the Board deems appropriate to carry out the intent of these Articles and such interpretations, rules and guidelines shall be binding on all shareholders.

   (2)  PARTICIPATING SHARES

   (a) If any Share shall be redeemed, repurchased or otherwise retired, it shall return to the status of an authorized but unissued share of such class.

   (b) A series of Shares shall be issued with respect to a specific MIC Agency Account. Only one series of Shares shall be issued with respect to an MIC Agency Account. A series of Shares shall be issued only to persons or entities acceptable to the Board and certified by the owner(s) of the Franchise(s) to which the MIC Agency Account relates. Certification will be effected in accordance with procedures adopted by the Board from time to time. No share of any particular series of Shares shall be issued unless all shares of such series are issued.

   (c) Each outstanding Share shall entitle the registered holder of record of such Share to dividends in accordance with the rules set forth in Section 3(5) of these Articles.

   (d) The holders of Shares shall among them have the right to elect one director of the Company and shall otherwise have only such voting rights as are specifically provided herein. On all such matters each share shall entitle the registered holder thereof to one vote.

   (e) The rights associated with any Shares of a series shall be identical to the rights associated with all other
        Shares of the same series.

   (3)  COMMON SHARES

   (a) Each outstanding Common share shall entitle the registered holder of such shares to dividends in accordance with the rules set forth in Section 3(5) of these Articles.

   (b) Each outstanding Common share shall entitle the registered holder thereof to one vote per share on all resolutions of the Company other than as specifically provided herein.

   (c) The holders of the Common shares shall be entitled to elect five directors of the Company, one of whom must be a resident citizen of Barbados.

   (4)  LIQUIDATION

   The Company may be liquidated upon the vote of the holders of at least seventy-five percent (75%) of the Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after payment of all liabilities of the Company, each holder of Shares of a series shall be entitled to receive an amount equal to his share (based on his proportionate ownership of such series) of the Subsidiary Capital Account balance related to his series of Shares before any distribution of the assets of the Company shall be made to holders of the Common shares. After such payment shall have been made in full to the holders of the outstanding Shares, or funds necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Shares so as to be available therefor, the holders of the outstanding Shares shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company, if any, shall be divided and distributed among the holders of the Common shares then outstanding pro rata based on their respective shares. A consolidation or merger of the Company, or sale or transfer of all or substantially all its assets, or any purchase or redemption of shares of the Company of any class or series, shall not be regarded as a "liquidation, dissolution, or winding up" within the meaning of this paragraph.

   (5)  DIVIDENDS

   (a) Subject to the following paragraphs, dividends may be paid at the discretion of the Board.

   (b) Dividends, payable in cash or such other property as the Board may determine, on a series of Shares or on Common shares, shall be declared and payable only if the Company shall have, after giving effect to the dividend, sufficient net assets, without regard to any Letter of Credit or Guarantee, to meet the general business solvency margin prescribed by the Exempt Insurance Act and Section 51 of the Act; provided that dividends with respect to any series of Shares may be paid only out of earned surplus attributable to the Subsidiary Capital Account identified with those Shares, and only to the extent that, after giving effect to the dividend, the capital and surplus identified with that Subsidiary Capital Account (without regard to any Guarantee or Letter of Credit) would meet its pro rata share, based on allocable premium income, of the minimum net assets required of the Company under the Exempt Insurance Act. Subject to the right of the holders of Shares to receive minimum dividends pursuant to the following paragraph, to the extent a dividend is declared on the Shares, it shall be declared and paid subject to the foregoing limitations for each series of Shares as a percentage of the net income for the preceding calendar year and/or earned surplus as of the end of the preceding calendar year, attributable to each series, provided that such percentage may vary among series of Shares with the level of net income and/or earned surplus. Dividends shall only be declared and paid on Common shares to the extent that the earned surplus attributable to Common shares exceeds Restricted Earned Surplus.

   (c) Subject to the preceding paragraph, the holders of the Shares of each series shall be entitled to receive minimum annual dividends, payable annually within the first 120 days of each fiscal year, in cash or such other property as the Board may determine. The minimum annual dividend payable on each Share shall be such Share's pro rata portion of an amount equal to twenty percent (20%) of the net income, if any, for the preceding fiscal year attributable to the Subsidiary Capital Account associated with the series of which that Share is a part. If a holder of Shares receives no dividend or a limited dividend in any annual period as a result of the limitations set forth in the preceding paragraph, any unpaid portion of the minimum dividend otherwise payable pursuant to this paragraph shall not become payable pursuant to this paragraph in any subsequent year.

   (d) In no event shall any dividend whatever be paid upon or declared or set apart for the Common shares, unless and until all minimum annual dividends required to be paid on the then outstanding Shares for the then current period shall have been paid or declared and set apart for payment.

   (6)  REDEMPTION

   The common shares are non-redeemable. Subject to compliance with any applicable statute or act, the Company may redeem any of its issued and outstanding Shares if all Shares of the series involved are redeemed and the redemption of such Shares is approved by a majority of the Board, provided that the Director representing holders of the Shares votes in favor of the redemption.

   The redemption of Shares shall be effective on such future date as determined by the Board, which shall be no later than the last business day of the calendar year in which the redemption was approved by the Board. Such date is herein called the "Redemption Date."

   The consideration payable to the holders of redeemed Shares shall be the Subsidiary Capital Account balance for the series of such Shares as of the Redemption Date, as adjusted by the Board to reflect unrealized gains and losses on investments held by the Company and any contingent liabilities allocable to such account. Such consideration shall be paid within five
   (5) months of the Redemption Date, provided that the holder(s) of the redeemed Shares shall have delivered to the Company, certificates representing the Shares being redeemed duly endorsed and accompanied by such other documents as the Company may require. Such consideration shall bear interest from the Redemption Date until the earlier of the date of payment or the date that is five (5) months from the Redemption Date, at a rate equal to the rate of interest paid on 26-week United States Treasury Bills for the issue following the Redemption Date.

   Upon redemption of the Shares as aforesaid, the holder(s) thereof shall cease to have any further interest in the shares being redeemed. Shares redeemed pursuant to this Section 3(6) shall return to the status of authorized but unissued Shares.

   4.   Restrictions, if any, on share transfers:

        (a) Subject to the exceptions listed below, Shares (whether owned by the original or any subsequent holder thereof) shall not be transferred in any manner unless the holder(s) has received a bona fide written offer to purchase such Shares, a copy of which has been furnished to the Company, and the Company is thereafter offered the opportunity to purchase such Shares. The Company shall have sixty
             (60) days during which to exercise the rights conferred upon it by this paragraph. If the Company accepts such offer, the price will be the lesser of the balance of the Subsidiary Capital Account related to such series of Shares as of the last day of the fiscal quarter immediately preceding the date on which the offer to purchase was accepted by the Company (the "Repurchase Date") (or if less than all such Shares are offered, then the pro rata portion of such account attributable to the Shares offered), or the bona fide offering price. Payment by the Company may be deferred until the end of the fiscal quarter in which the offer to purchase was accepted by the Company. Shares purchased by the Company pursuant to this paragraph shall return to the status of authorized but unissued shares of such class. If the Company does not elect to purchase the Shares pursuant to this paragraph, they may be sold in accordance with the bona fide written offer referred to above within the following sixty (60) days, subject to the requirements of the following paragraphs. After such further sixty (60) days, any attempted sale or transfer of the Shares shall be subject to all the requirements of this paragraph.

        (b) In addition to the requirements of the preceding paragraph and except as provided in paragraph (d) below, transfers of less than all Shares of a series shall not be made unless the holder(s) has received the written consent of the Company thereto. A request for such consent must be made in writing and set forth the name(s) and address(es) of the intended transferee(s), the desired date of the transfer, and the consideration to be paid. The Company shall have sixty (60) days from receipt of such request to grant or withhold its consent to the intended transfer. If the Company fails to give its written consent, any subsequent transfer shall be void and of no effect.

        (c) Shares may not be transferred unless and until the Board has received such assurances of compliance with all applicable laws and regulations as it may deem necessary and the transferee has agreed to abide by the requirements set forth in the Stock Purchase Agreement entered into by the transferor. Certificates representing shares of any class of the Company's shares shall bear a legend substantially to the effect of this Section 4 of these Articles.

        (d) A sale, gift, assignment, pledge or other transfer of Shares shall be exempt from the requirements of paragraphs (a) and (b) of this Section 4 if the Board determines that the transferee or assignee of the shares is:

        (i) a member of the transferring shareholder's immediate family;

        (ii) a trust for the benefit of the transferring shareholder, or for the benefit of other exempted transferees described in this paragraph;

       (iii) if the transferor is a corporation, any shareholder of the transferor;

        (iv) if the transferor is a partnership, any of its partners;

        (v) a corporation which is controlled by or under common control with the transferor;

        (vi) the estate of a deceased shareholder or legatees and heirs of such deceased shareholder;

       (vii) a charitable or other qualifying organization described in Section 170(c)(2) of the United States
             Internal Revenue Code of 1986;

      (viii) in the case of a transfer of less than all of the Shares of a series, a person who immediately prior to such transfer is a holder of Shares of that series; or

        (ix) a key employee with respect to a Franchise previously designated in the Stock Purchase
             Agreement entered into by the transferor.

   7.   Other provisions if any:

   No holder of shares of the Company of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Company of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Company.

   Amendment of Articles and By-Laws:

   The Company's Articles and By-Laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted, without the affirmative vote of the holders of a majority of the Common shares and of the Shares present; provided that the rights associated with any series of Shares shall not be varied, unless the rights associated with all other series are similarly changed, without the affirmative vote of the holders of a majority of the Shares of each series present.